Exhibit 99.1

FOR IMMEDIATE RELEASE

November 3, 2008

LIBERTY MEDIA LLC ANNOUNCES COMMENCEMENT OF

MODIFIED DUTCH AUCTION TENDER OFFER FOR

8-1/2% SENIOR DEBENTURES DUE 2029 AND

8-1/4% SENIOR DEBENTURES DUE 2030

ENGLEWOOD, Colorado, November 3, 2008 – Liberty Media LLC (“Liberty”) today announced that it has commenced a cash tender offer for the maximum aggregate principal amount of its outstanding 8-1/2% Senior Debentures due 2029 (the “8-1/2% Debentures”) and 8-1/4% Senior Debentures due 2030 (the “8-1/4% Debentures” and, together with the 8-1/2% Debentures, the “Debentures”) that Liberty can purchase for $285 million at a purchase price per $1,000 principal amount determined in accordance with the procedures of a modified “Dutch Auction.”  The Debentures are attributable to the Liberty Interactive tracking stock group.

Series of Debentures	CUSIP No. and ISIN No.	Outstanding Principal Amount	Early Participation Payment(1)	Total Consideration (Acceptable Bid Price Range) (1)
8-1/2% Debentures	530715AD3 US530715AD31	$500,000,000	$10.00	$550 – $620
8-1/4% Debentures	530715AJ0 US530715AJ01	$901,620,000	$10.00	$550 – $620

(1)  Per $1,000 principal amount of Debentures that are accepted for purchase.

The total consideration payable under the tender offer per $1,000 principal amount of Debentures of each series will be determined based on a formula consisting of a “base price” of $550.00 per $1,000 principal amount of Debentures, plus a “clearing premium” to be determined pursuant to the modified “Dutch Auction.”  The clearing premium will be determined by consideration of the “bid price” specified by each holder that tenders Debentures into the tender offer, which represents the minimum consideration such holder is willing to receive for those Debentures.  Each bid price must fall within the acceptable bid price range specified above.

The “clearing premium” will be determined by consideration of the “bid premiums” (the amount by which each bid price exceeds the base price) of all tendered Debentures, in order of lowest to highest bid premiums.  The clearing premium will be the lowest single premium such that for all tenders of Debentures whose bid price resulted in a bid premium equal to or less than this single lowest premium, Liberty will be able to purchase the greatest principal amount of Debentures for $285 million.

If the aggregate amount of Debentures validly tendered (and not withdrawn) at or above the clearing premium would cause Liberty to spend more than $285 million to purchase such Debentures in the tender offer, then, subject to the terms and conditions of the tender offer, Liberty will accept for purchase, first, all Debentures validly tendered (and not withdrawn) at a bid premium less than the clearing premium, and thereafter, Debentures validly tendered (and not withdrawn) with a bid premium equal to the clearing premium on a prorated basis.

In addition, Liberty will pay accrued and unpaid interest on all Debentures tendered and accepted for payment in the tender offer from the last interest payment date to, but not including, the date on which the Debentures are purchased.

Each bid price submitted with tendered Debentures will include an “early participation payment” of $10.00 per $1,000 principal amount of Debentures.  Holders must validly tender (and not withdraw) their Debentures on or prior to 5:00 p.m., New York City time, on November 17, 2008, unless extended (the “Early Participation Date”) in order to be eligible to receive the early participation payment.   Holders tendering their Debentures after the Early Participation Date will not be eligible to receive the early participation payment.  The tender offer is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, December 3, 2008, unless extended or earlier terminated (the “Expiration Date”).

Tendered Debentures may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on November 17, 2008, unless extended (the “Withdrawal Date”).  Holders of Debentures who tender their Debentures after the Withdrawal Date, but on or prior to the Expiration Date, may not withdraw their tendered Debentures.

The tender offer is conditioned upon the satisfaction of certain customary conditions.  The tender offer is not conditioned on financing or on any minimum amount of Debentures being tendered.

The terms and conditions of the tender offer are described in the offer to purchase, dated November 3, 2008, and in the related letter of transmittal.  Liberty has retained Citi and Deutsche Bank Securities to serve as dealer managers for the tender offer, and Global Bondholder Services Corporation (“GBSC”) to serve as the depositary and information agent.  Copies of the offer to purchase and related documents may be obtained from GBSC at  (866) 873-7700 (toll free) or (212) 430-3774 (for banks and brokers).  Questions regarding the tender offer may be directed to Citi at (800) 558-3745 (toll free) or (212) 723-6106 (collect) or to Deutsche Bank Securities at (866) 627-0391 (toll free) or (212) 250-2955 (collect).

This press release does not constitute an offer to purchase or a solicitation of any offer to sell the Debentures or any other securities.  The tender offer is being made solely by the offer to purchase, dated November 3, 2008, and the related letter of transmittal.

About Liberty Media LLC

Liberty Media LLC is an intermediate holding company of Liberty Media Corporation, owning interests in a broad range of electronic retailing, media, communications, and entertainment businesses.

Certain statements in this press release may constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Liberty Media LLC and its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include the risks and factors described in the publicly filed documents of Liberty Media LLC, including its most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. Liberty Media LLC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media LLC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Courtnee Ulrich

Liberty Media LLC

(720) 875-5420